PROSPECTUS and                  PRICING SUPPLEMENT NO. 7
PROSPECTUS SUPPLEMENT, each     effective at 12:00 PM ET
Dated 9 October 2003            Dated 04 Jan 2005
CUSIP: 24422EPM5                Commission File No.: 333-108705
                                Filed pursuant to Rule 424(b)(3)

                       U.S. $3,170,850,000
                 JOHN DEERE CAPITAL CORPORATION

                  MEDIUM-TERM NOTES, SERIES D
      due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed
Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus
Supplement and will be denominated in U.S. Dollars.




Principal Amount:                 $250,000,000

Issue Price:                      99.833% plus accrued
                                  interest from January 7, 2005
                                  if settlement occurs after
                                  that date

Date of Issue:                    January 7, 2005

Maturity Date:                    January 15, 2010

Interest Payment Dates:           January 15 and July 15 of
                                  each year commencing
                                  on July 15, 2005 and at
                                  Maturity

Interest Rate:                    4.125% PER ANNUM

Redemption Provisions:            None

Plan of Distribution:                              Principal Amt
                                   Name              Of Notes
                                  Credit Suisse     $93,750,000
                                   First Boston LLC
                                  J.P. Morgan       $93,750,000
                                   Securities Inc.
                                  Barclays Capital  $10,417,000
                                   Inc.
                                  BNY Capital       $10,417,000
                                   Markets, Inc.
                                  HSBC Securities   $10,417,000
                                   (USA) Inc
                                  Piper Jaffray &   $10,417,000
                                   Co
                                  Wachovia Capital  $10,416,000
                                    Markets, LLC
                                  Fifth Third       $10,416,000
                                   Securities, Inc.
                                  Total            $250,000,000

                                  The above Agents have
                                  severally agreed to purchase
                                  the respective principal
                                  amount of Notes opposite their
                                  names as principal
                                  at a price of 99.333%


Credit Suisse First Boston
JPMorgan
Barclays Capital Markets, Inc.
BNY Capital Markets, Inc.
HSBC Securities (USA) Inc
Piper Jaffray & Co
Wachovia Capital Markets, LLC
Fifth Third Securities, Inc.

Credit Suisse First Boston and
JPMorgan are acting
as Joint Book-Running
Managers.